Exhibit 5.1
Vaughan Metropolitan Centre
100 New Park Place, Suite 1400
Vaughan, Ontario
L4K 0J3
Telephone (416) 777-8500
Fax (416) 777-8818
www.kpmg.ca
The Board of Directors
Score Media and Gaming Inc.
Consent of Independent Auditor
We, KPMG LLP, consent to the use of our report dated October 28, 2020, on the consolidated financial statements of Score Media and Gaming Inc., which comprise the consolidated statements of financial position as at August 31, 2020 and August 31, 2019, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended August 31, 2020, and the related notes, incorporated by reference, and to the reference to our firm under the headings “Interests of Experts”, “Auditors, Registrar and Transfer Agent” and “Documents Filed as Part of the Registration Statement” in the prospectus.
/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
February 24, 2021
Vaughan, Canada
KPMG LLP is a Canadian limited liability partnership and a member firms of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.